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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
================================================================================
1. Name and Address of Reporting Person*

   Gomez                      Barbara                M.
--------------------------------------------------------------------------------
   (Last)                     (First)             (Middle)

   400 North 5th Street
--------------------------------------------------------------------------------
                              (Street)

   Phoenix                        AZ                 85004
--------------------------------------------------------------------------------
   (City)                       (State)              (Zip)
================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Pinnacle West Capital Corporation (PNW)
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)

================================================================================
4. Statement for Month/Year

   April 2002
================================================================================
5. If Amendment, Date of Original (Month/Year)

================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [ ] Director                          [ ] 10% Owner
   [X] Officer (give title below)        [ ] Other (specify below)

             Treasurer
   ------------------------------
================================================================================
7. Individual or Joint/Group Filing (Check applicable line)
   [X] Form filed by one Reporting Person
   [ ] Form filed by more than one Reporting Person
================================================================================

           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

=====================================================================================================
                                                                    Amount
                                                                    of
                                                  Securities        Secur-                   Nature
                                                  Acquired (A)      ities        Owner-      of
                                                  or Disposed       Bene-        ship        Indirect
                                                  of (D) (Instr.    ficially     Form:       Bene-
                                   Transaction    3, 4 and 5)       Owned at     Direct      ficial
                                   Code         ----------------    End (D)      or          Owner-
Title of              Transaction  (Instr. 8)          (A)          of Month     Indirect    ship
Security              Date         -----------  Amount or  Price    (Instr.      (I)         (Instr.
(Instr. 3)           (mm/dd/yy)    Code     V          (D)          3 and 4)     (Instr.4)    4)
-----------------------------------------------------------------------------------------------------
Common Stock          4-1-02        M              263  A  $34.66
-----------------------------------------------------------------------------------------------------
Common Stock          4-1-02        F            1,437  D  $45.00    3,663          D
-----------------------------------------------------------------------------------------------------
Common Stock                                                         2,176          I       by 401(k)
-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

=====================================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

===================================================================================================================================
                                                  Number                                                   Number     Owner-
                                                  of                                                       of         ship
                                                  Deriv-                        Title and                  Deriv-     of
                       Conver-                    ative                         Amount of                  ative      Deriv-
                       sion                       Secur-                        Underlying                 Secur-     ative  Nature
                       of                         ities                         Securities                 ities      Secur- of
                       Exer-                      Acquired   Date               (Instr. 3        Price     Bene-      ity:   In-
                       cise             Trans-    (A) or     Exercisable and    and 4)           of        ficially   Direct direct
                       Price   Trans-   action    Disposed   Expiration Date    -------------    Deriv-    Owned      (D) or Bene-
                       of      action   Code      of(D)      (Month/Day/Year)          Amount    ative     at End     In-    ficial
Title of               Deriv-  Date     (Instr.   (Instr.3,  ----------------          or        Secur-    of         direct Owner-
Derivative             ative   (Month/  8)        4 and 5)   Date     Expira-          Number    ity       Month      (I)    ship
Security               Secur-  Day/     ------    --------   Exer-    tion             of        (Instr.   (Instr.    (Instr (Instr.
(Instr. 3)             ity     Year)    Code V    (A)   (D)  cisable  Date      Title  Shares    5)        4)         4)     4)
-----------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option  $34.66  4-1-02     M           1,700    (1)    11-17-09  Common  1,700              3,300      D
(Right to Buy)                                                                   Stock
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================

Explanation of Responses:

(1) The option became exercisable 1/3 of the grant per year commencing 11-17-00.

Barbara M. Gomez                                 5-10-02
-------------------------------               ------------
**Signature of Reporting Person                   Date
Barbara M. Gomez

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.